Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-52272 on Form N-1A, of our report dated December 23, 2024 relating to the financial statements and financial highlights of TCW Core Fixed Income Fund, TCW Securitized Bond Fund (formerly TCW Total Return Bond Fund), TCW Concentrated Large Cap Growth Fund (formerly TCW Select Equities Fund), TCW Relative Value Large Cap Fund, and TCW Emerging Markets Income Fund, each a series of TCW Funds, Inc., appearing in the Annual Reports on Form N-CSR of TCW Funds, Inc. for the year ended October 31, 2024, and to the references to us under the heading “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

Los Angeles, California

August 22, 2025